Exhibit 99.1

Jon C. Parker, Sr., Chief Administrative Officer, Passes Following an Extended Illness

WAYCROSS, Ga.--(BUSINESS WIRE)--Atlantic Coast Federal Corporation (NASDAQ:ACFC), the holding company for Atlantic Coast Bank, today announced that Jon C. Parker, Sr. (age 37), a member of the Company's Board of Directors and Chief Administrative Officer for Atlantic Coast Federal Corporation, has died following an extended illness. Parker had remained actively involved in the Company's management until recently as his condition worsened unexpectedly.

Commenting on the announcement, Robert J. Larison, Jr., President and Chief Executive Officer, said, "We are greatly saddened to learn of the death of our close friend and colleague, Jon Parker. Jon was courageous in battling his illness and while the challenge he faced was daunting, he maintained an optimistic outlook that inspired us all. We extend our heartfelt sympathy to his family, and we will miss Jon tremendously."

Parker, a director since 2003, had been nominated for re-election to the Company's board at the upcoming annual meeting of stockholders to be held on May 16, 2008. In light of his death, the Board of Directors has decided to reduce the size of the board to eight members rather than nominate a substitute at this late date or leave a vacancy on the board.

Parker joined the Bank's predecessor in 1992 and became its Controller in 1998. He was named Senior Vice President and Chief Financial Officer of the Bank in 1999 and continued in that capacity for the Company as the structure of the Bank changed to a mutual holding company in 2003 and the initial public offering of Atlantic Coast Federal Corporation was completed in 2004. In 2007, he relinquished those responsibilities, transitioning to a new role as Chief Administrative Officer.

Atlantic Coast Federal Corporation is the holding company for Atlantic Coast Bank, a federally chartered and insured stock savings association that was organized in 1939 as a credit union to serve the employees of the Atlantic Coast Line Railroad. Today, Atlantic Coast Bank is a community-oriented financial institution serving southeastern Georgia and northeastern Florida through 14 offices, including a focus on the Jacksonville metropolitan area.

Atlantic Coast Federal Corporation completed its initial public stock offering in October 2004. Investors may obtain additional information about Atlantic Coast Federal Corporation on the Internet at www.AtlanticCoastBank.net, under the Investor Information section.

CONTACT:
Corporate Communications, Inc.
Patrick J. Watson, 615-254-3376